CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Imergent, Inc. (formerly Netgateway, Inc.):

We consent to incorporation by reference in the registration statement (No. 333-95205) on Form S-8 of Imergent Inc. (formerly Netgateway, Inc.) of our report dated August 21, 2000, except as to Note 19, which is as of January 11, 2001 and Note 2(b) which is as of July 3, 2002, relating to the consolidated statements of operations, stockholders' deficit, and cash flows of Imergent Inc. (formerly Netgateway, Inc.) and subsidiaries and related financial statement schedule for the year ended June 30, 2000, which report appears in the June 30, 2002, annual report on Form 10-K of Imergent Inc. (formerly Netgateway, Inc.)

The report of KPMG LLP on the aforementioned consolidated financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations and net capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/ KPMG LLP


Los Angeles, California
October 15, 2002